CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 712 to Registration Statement No. 33-26305 on Form N-1A of our report dated November 23, 2016, relating to the financial statements and financial highlights of BlackRock High Equity Income Fund (formerly known as BlackRock U.S. Opportunities Portfolio), a series of BlackRock FundsSM, appearing in the Annual Report on Form N-CSR of BlackRock FundsSM for the year ended September 30, 2016, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 9, 2017